EXHIBIT 2.1


                            ASSETS PURCHASE AGREEMENT


        ASSETS PURCHASE AGREEMENT, dated as of May 19, 2000, by and between StreamWorks International, Inc., a Washington corporation (the "Seller"), and Minnesota Mining and Manufacturing Company, a Delaware corporation ("Purchaser" or "3M"), with reference to the following RECITALS:

        A. Seller is engaged, in part, in the business of fly fishing products; such business including but not limited to sportsmen's fishing bags, fishing creels, fishing flies, fishing fly tying materials, namely, bobbins, threads, foams, yarns, chenilles, plastics, popper bodies, lacquers, epoxies, lead wire, tape, eyes, beads, tinsel, foam, rubber, wire, synthetic wings, reflective mylar, piping, braid, dubbing, raffine, antron, angora, legs, shellbacks, tinsels, synthetic fibers, feathers, fur, hair, dyes, deer, elk, and calf skins, hackles and dubbings, fishing fly boxes, fishing hooks, fishing leaders, fishing lines, fishing lure boxes, fishing lure parts, fishing lures, fishing nets for sportsmen, fishing reels, fishing rod blanks, fishing rod handles, fishing rod holders, fishing rods, fishing spinners, fishing strike indicators, fishing tackle, fishing tackle boxes, fishing tackle containers and float tubes for fishing.

        B. Purchaser is engaged, in part, in the business of leisure sports products, and desires to purchase all of the above-described business operations of Seller except for sport utility boats and travel. All of such business operations of Seller desired to be purchased by Purchaser hereunder are referred to herein as the "Business" and such business operations of Seller not desired to be purchased by Purchaser are referred to herein as the "Excluded Businesses". "Excluded Businesses" shall refer to herein to the Reel Expeditions, Inc. and Sport Utility Boat businesses.

        C. This Agreement contemplates the sale of substantially all of the assets of Seller to Purchaser in a transaction intended qualify as a tax-deferred reorganization pursuant to Internal Revenue Code Section 368(a)(1)(C).

        D. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the Business, its operations, and the assets of Seller used therein.

        NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I - PURCHASE AND SALE

        1.1 Agreement to Sell. At the Closing hereunder (as defined in Section
2.1 hereof) and except as otherwise specifically provided in this Section 1.1, Seller shall


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grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to (a) the Business as a going concern, (b) the name "StreamWorks" and all goodwill associated therewith, and (c) all of the assets, properties and rights of Seller constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, name, goodwill, assets, properties and rights are herein sometimes called the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except Permitted Liens as defined in Section 3.1.13 hereof.

        1.1.1 Included Assets. The Assets shall include without limitation the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in Section 1.1.2 hereof:

                (a) all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property, including without limitation, those set forth on SCHEDULE 1.1.1(a);

                (b) all cash or cash equivalents in transit, in hand or in bank accounts;

                (c) all prepaid items, unbilled costs and fees, and accounts, notes and other receivables, including without limitation, those set forth on SCHEDULE 1.1.1(c);

                (d) all supplies and inventories and office and other supplies, including without limitation, those set forth on SCHEDULE 1.1.1(d);

                (e) to the extent permitted by applicable law, all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

                (f) all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications and registrations therefor, including without limitation, those set forth on SCHEDULE 1.1.1(f);

                (g) all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development;


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                (h) all computer software (including documentation and related object and source codes), including without limitation, those set forth on SCHEDULE 1.1.1(h);

                (i) all rights or choses in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

                (j) all assets and properties reflected on the Closing Balance Sheet as defined in Section 1.5; and

                (k) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

        1.1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following:

                (a) any assets, properties or rights of Seller used exclusively in the Excluded Businesses;

                (b) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with corporate organization of Seller;

                (c) the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds;

                (d) the stock of the StreamWorks (Thailand) Ltd.; or

                (e) the assets, properties or rights set forth on SCHEDULE
        1.1.2.

        1.2 Agreement to Purchase. At the Closing hereunder, Purchaser shall purchase the Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price (hereinafter defined in Section 1.3 hereof). In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Seller only to the extent and as provided in
Section 1.4 of this Agreement. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 1.4 HEREOF, PURCHASER SHALL NOT ASSUME OR BE RESPONSIBLE FOR ANY LIABILITIES OR OBLIGATIONS OF THE BUSINESS OR SELLER.


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        1.3 The Purchase Price.

        1.3.1 Purchase Price.

                (a) The aggregate consideration for the Assets to be paid by Purchaser shall be (i) $11,000,000 (the "Purchase Price"), subject to adjustment pursuant to Section 1.3.1(b) and 1.5 below, and (ii) the assumption by Purchaser of the assumed liabilities, as described in
        Section 1.4 below. The Purchase Price shall be paid by issuance of shares of voting common stock of 3M (the "3M Shares") from Purchaser's treasury or otherwise.

                (b) After the Closing Date, the Purchase Price shall by adjusted, as applicable, as follows: (i) downwards by the amount, if any, by which the Net Assets (hereinafter defined) on the Closing Date as reflected on the Closing Balance Sheet is less than the Net Assets on the Interim Balance Sheet (hereinafter defined in Section 3.1.6 hereof) by more than $250,000 (the "Downwards Adjustment"), or (ii) upwards by the amount, if any, by which the sum of the Net Assets on the Closing Date as reflected on the Closing Balance Sheet plus $250,000, exceeds the Net Assets on the Interim Balance Sheet (the "Upwards Adjustment").

        Net Assets as of a given date shall mean the net book value of all assets, less the assumed liabilities, which would have been included in the Assets if the Closing had taken place on such date without regard to any other assets reflected on the balance sheet which would not be included in the Assets if the Closing had taken place on such date.

                (c) In the event of any stock split, stock dividend, reclassification, or other such change in the outstanding stock of 3M, the record date for which is a date prior to the Closing Date, the number of shares issuable pursuant to this Section 1.3.1 shall be appropriately adjusted so as to accord the benefit of such changes to Seller.

                (d) The 3M Shares shall be valued at the average closing price for five trading days prior to the Closing Date (which is currently expected to be the period from May 22, 2000 through May 26, 2000) (the "Per Share Value"). For purposes of this Section 1.3.1(d) the closing price of 3M voting common stock as reported in the Wall Street Journal shall be used.

        1.3.2 Payment of Purchase Price.

                (a) On the Closing Date Purchaser shall pay to Seller the Purchase Price, less the Escrow Closing Payment (as defined below), by issuance to Seller of one or more stock certificate(s) for the 3M shares (the "Seller Closing Payment"), payable to such account as Seller shall designate. An amount equal


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        to fifteen percent (15%) of the total Purchase Price is to be held in an escrow and shall be paid on the Closing Date by Purchaser to the Escrow Agent under an Escrow Agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"), by issuance of an appropriate number of 3M shares (the "Escrow Closing Payment"; and together with the Seller Closing Payment, the "Closing Payment").

                (b) Following the Closing Date, if a post-closing adjustment to the Purchase Price is required to be made pursuant to the provisions of
        Section 1.5 below, then, within seven days after the Adjustment Date (as defined in Section 1.5 below), as applicable, (i) Purchaser shall pay the Upwards Adjustment to Seller by issuance and delivery to Seller of one or more stock certificates for an additional number of 3M shares equal in value to the Upwards Adjustment, or (ii) in the event of a Downwards Adjustment, Purchaser shall be entitled to cause the Escrow Agent to release from the Escrow that number of 3M shares equal in value to the Downwards Adjustment to be redelivered to Purchaser for cancellation. For purposes of this Section 1.3.2(b), the 3M shares to be issued as payment of the Upwards Adjustment or cancelled as payment of the Downwards Adjustment shall be valued at the Per Share Value.

                (c) In addition, within seven days after the Adjustment Date, the Escrow Agent shall (and Seller shall be entitled to cause the Escrow Agent to) release from the Escrow to be distributed to Seller a number of 3M shares such that the total amount remaining in the Escrow as of that date shall equal ten percent (10%) of the initial Purchase Price. For purposes of this Section 1.3.2(c), the value of the 3M shares remaining in the Escrow shall be valued at the Per Share Value.

        1.3.3 Allocation of Purchase Price. The Purchase Price and the liabilities assumed by Purchaser in accordance with Section 1.4 hereof and any non-recourse liabilities to which any Asset is subject (together, the "Total Consideration") as finally determined shall be allocated among the Assets acquired hereunder as described on SCHEDULE 1.3.3 hereof. Seller and Purchaser each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.3.3.

        1.4 Assumption of Liabilities.

                (a) At the Closing hereunder and except as otherwise specifically provided in this Section 1.4, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller:

                        (i) all liabilities and obligations of Seller in respect
                of the Business existing as of the Interim Balance Sheet Date (hereinafter defined in


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                Section 3.1.6), but only if and to the extent that the same are accrued or reserved for on the Interim Balance Sheet and remain unpaid and undischarged on the Closing Date;

                        (ii) all liabilities and obligations of Seller arising
                in the regular and ordinary course of the Business between the Interim Balance Sheet Date and the Closing Date, to the extent that the same remain unpaid and undischarged on the Closing Date and are accrued or reserved for on the Closing Balance Sheet;

                        (iii) all liabilities and obligations of Seller in
                respect of the agreements, contracts, commitments and leases which are specifically identified in any list called for by Sections 3.1.19 or 3.1.25 hereof or not required to be identified on any such list in accordance with the provisions of
                Section 3.1.19, except that Purchaser shall not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any material breach by Seller of any provision of any agreement, contract, commitment or lease referred to in this
                Section 1.4(c), including but not limited to liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing, but excluding however any liability arising out of the assignment to Purchaser of such agreements, contracts, commitments or leases in violation of the terms thereof to the extent that the agreement, contract, commitment or lease is listed on SCHEDULE 3.1.19 or SCHEDULE 3.1.25 hereof;

                        (iv) all liabilities and obligations arising out of any
                express or implied product or service warranties, representations, agreements or guaranties made by Seller prior to the Closing Date with respect to the Assets, except as set forth in Section 1.4(b)(i);

                        (v) all liabilities and obligations arising out of
                events occurring on or after the Closing Date related to Purchaser's ownership of the Assets or its conduct of the business or operations of the Business; and

                        (vi) any other liabilities or obligations of Purchaser
                expressly stated in this Agreement.

                (b) In no event, however, shall Purchaser assume or incur any liability or obligation under this Section 1.4 or otherwise in respect of any of the following:

                        (i) any product liability or similar claim for any
                injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any


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                service performed or product designed, sold, manufactured, or leased by or on behalf of Seller on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

                        (ii) any federal, state or local income or other tax (a)
                payable with respect to the business, assets, properties or operations of Seller for any period prior to the Closing Date, or (b) incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the transactions contemplated hereby;

                        (iii) any liability or obligation under or in connection
                with the assets excluded from the Assets under Section 1.1.2 and any liability or obligation of Seller with respect to the Excluded Businesses;

                        (iv) any liability or obligation attributable to periods
                and arising from events or circumstances occurring prior to the Closing Date to any employees, agents or independent contractors of Seller, whether or not employed by Purchaser after the Closing, or under any benefit arrangement with respect thereto, except as expressly set forth in Section 9.1 hereof, including but not limited to any liability or obligation for royalties or other compensation relating to the use by Seller of any invention or idea created by Lee Collett during his employment with Seller prior to the Closing Date;

                        (v) any liability or obligation attributable to periods
                and arising from events or circumstances occurring prior to the Closing Date relating to environmental and/or real estate matters; or

                        (vi) any liability or obligation of Seller arising or
                incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts.

        1.5 Closing Balance Sheet. Not later than 60 days after the Closing Date, Seller shall cause to be prepared the balance sheet of the Business at the Closing Date and the related statement notes, if any, in accordance with the Seller's past accounting policies and practices consistently applied for the financial statements described in Section 3.1.6 hereto. Such balance sheet shall specifically identify all assets reflected thereon which are not included in the Assets and all liabilities reflected thereon which are not assumed by Purchaser hereunder. This balance sheet shall be the basis for which a Closing Balance Sheet will be created.

        For purposes of calculating the Closing Balance Sheet, Seller shall cause Knight Vale & Gregory PLLC, its independent accountants ("Seller's Auditors"), to


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review the Closing Balance Sheet in accordance with the "review" provisions of
Statement No. 1, entitled "Compilation and Review of Financial Statements" (December 1978) of the Accounting and Review Services Committee of the American Institute of Certified Public Accountants, and to issue, as soon as practicable but in any event not later than 75 days after the Closing Date, its report thereon to Seller and Purchaser, restating the Seller's balance sheet as of the Closing Date in conformity with generally accepted accounting principles applied on a consistent basis. In reviewing the Closing Balance Sheet, Seller's Auditors shall apply and adhere to the "true-up" procedures set forth on SCHEDULE 1.5, as agreed upon by Seller and Purchaser. Such report shall also include a detailed schedule setting forth the calculation of the amount described in Section 1.3.1.(b) hereof and the Purchase Price and a statement to the effect that the Purchase Price was calculated in accordance with the provisions of this Agreement. In rendering the foregoing review and report, Seller's Auditors shall consult with PricewaterhouseCoopers, LLP, Purchaser's independent accountants ("Purchaser's Auditors"), and permit Purchaser's Auditors at the earliest practicable date to review the report of Seller's Auditors, including all work papers, schedules and calculations related thereto, prior to the issuance thereof. Purchaser's Auditors shall commence its review of said work papers, schedules and calculations as soon as practicable after Seller's Auditors has completed the field work phase of its review.

        Any dispute which may arise between Seller and Purchaser as to the amount of the Net Assets on the Closing Date as reflected on the Closing Balance Sheet shall be resolved in the following manner:

                (a) Purchaser, if it disputes the amount of Net Assets reflected on the Closing Balance Sheet, shall notify Seller in writing within 15 days after the issuance of the report of Seller's Auditors pursuant hereto that Purchaser disputes the amount of the Net Assets; such notice shall specify in reasonable detail the nature of the dispute;

                (b) during the 15-day period following the date of such notice, Seller and Purchaser shall attempt to resolve such dispute and to determine the appropriateness of the balance sheet;

                (c) if at the end of the 15-day period specified in subsection
        (b) above, Seller and Purchaser shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to, (name of accounting firm), independent certified public accountants (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the amount of the Net Assets on the Closing Date within thirty (30) days after such dispute is referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Seller and Purchaser. This provision for arbitration shall be specifically enforceable by the parties and the


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        decision of the Arbitrator is accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom; and

        References in this Agreement to the Closing Balance Sheet shall mean the restated balance sheet of the Business at the Closing Date, prepared by Seller's Auditors and delivered as described in this Section 1.5. The Adjustment Date shall be the later of the 15th day after delivery of the Closing Balance Sheet by Seller pursuant hereto, or the date upon which any dispute concerning the amount of the Purchase Price is resolved.

ARTICLE II - CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS, CHANGE IN NAME AND FURTHER ASSURANCES

        2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 A.M., local time, on May 31, 2000 or on such other date as may be mutually agreed upon in writing by Purchaser and Seller. The Closing may take place by facsimile, overnight delivery or other means determined acceptable by the parties. The date of the Closing is sometimes herein referred to as the "Closing Date." The Closing shall be deemed effective as of 12:01 a.m. CDT on the Closing Date.

        2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

                (a) Seller shall deliver to Purchaser the following:

                        (i) such bills of sale with covenants of warranty,
                assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets, including without limitation, (A) good and valid title in and to all of the Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date;

                        (ii) all of the agreements, contracts, commitments,
                leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental


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                entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Assets;

and simultaneously with such delivery, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

                (b) Purchaser shall deliver to Seller the following:

                        (i) one or more certificates for the 3M Shares in
                accordance with Section 1.3.2, subject to the delivery of the 3M Shares into Escrow as provided in Section 1.3.2 herein; and

                        (ii) an undertaking whereby Purchaser will assume and
                agree to pay, discharge or perform, as appropriate, Seller's liabilities and obligations to the extent and as provided in
                Section 1.4 hereof in form reasonably satisfactory to Seller and its counsel.

                (c) Purchaser shall deliver the Escrow Closing Payment to the Escrow Agent under the Escrow Agreement.

                (d) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article VII hereof.

        2.3 Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, Authorization (as defined in Section 3.1.15) or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, prior to the Closing Date and at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

        2.4 Change in Name. On the Closing Date, Seller shall deliver to Purchaser all such executed documents as may be required to change Seller's name on that date to another name bearing no similarity to StreamWorks, including but not limited to a name change amendment with the Secretary of State of Washington and an appropriate name change notice for the States of California, Idaho and Oregon, which are the states where Seller is qualified to do business as a foreign corporation. Seller


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hereby appoints Purchaser as its attorney-in-fact to file all such documents on or after the Closing Date.

        2.5 Further Assurances. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to
Section 1.4 hereof. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

        3.1 Representations and Warranties of the Seller. The Seller hereby represents and warrants to Purchaser that, except as set forth on a Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder. For purposes of this
Section 3.1, "to the Knowledge of Seller" shall mean the actual knowledge of Robert L. Caldwell, James P. Chamberlin and Dwight G. McMaster, after reasonable inquiry and investigation.

                3.1.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by it requires it to be so qualified, all of which jurisdictions are listed on SCHEDULE 3.1.1, except where the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of Seller.

                3.1.2 Corporate Power; Authorization; Enforceable Obligations. Seller has the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered by Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.


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                3.1.3 No Interest in Other Entities. Except for interests in the entities described in the SCHEDULE 3.1.3 (such entities are hereinafter referred to as the "Subsidiaries"), no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Assets, other than shares of capital stock representing immaterial, non-controlling interests in publicly-traded companies obtained by Seller in the ordinary course of the Business.

                3.1.4 Validity of Contemplated Transactions, etc. Except as set forth on SCHEDULE 3.1.4, the execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (c) the charter documents of Seller or any securities issued by Seller, or (d) any material provision of any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization (hereinafter defined in Section 3.1.17), or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or shareholders thereunder. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller.

                3.1.5 No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of Seller.

                3.1.6 Financial Statements. Seller has delivered to Purchaser a true and complete copy of the unaudited balance sheet of Seller as of February 29, 2000, prepared in accordance with the Seller's accounting policies and practices consistently applied throughout the periods involved. Such balance sheet, including the related notes, if any, fairly presents in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the date indicated. The unaudited balance sheet as of February 29, 2000, to the Knowledge of Seller and except as set forth on SCHEDULE 3.1.6, contains all material adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position for the periods then ended. The Interim Balance Sheet specifically identifies the assets and liabilities which, if the Closing had been held on the Interim Balance Sheet Date, would have been transferred to or assumed by Purchaser in accordance herewith. References in this Agreement to the "Interim Balance Sheet" shall mean the balance sheet of the Business as of February 29, 2000 referred to above; and references in this Agreement to the "Interim Balance Sheet Date" shall be deemed to refer to February 29, 2000.

                3.1.7 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice. No defense or setoff to any such account receivable has, to the Knowledge of Seller, been asserted by the account obligor.

                3.1.8 Inventory. Except as set forth on SCHEDULE 3.1.8, all inventory of Seller used in the conduct of the Business, including without limitation raw materials, work-in process and finished goods, reflected on the Interim Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Business; is valued at reasonable amounts based on the ordinary course of business of Seller; and is not subject to any write-down or write-off. Except as set forth on SCHEDULE 3.1.8, Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

                3.1.9 Absence of Undisclosed Liabilities. To the Knowledge of Seller and except as set forth on SCHEDULE 3.1.9, Seller has no liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

                        (a) those liabilities or obligations set forth on the
                Interim Balance Sheet and not heretofore paid or discharged;

                        (b) liabilities arising under any agreement, contract,
                commitment, lease or plan specifically disclosed on any SCHEDULE to this Agreement or not required to be disclosed because of the term or amount involved; and

                        (c) those liabilities or obligations incurred,
                consistently with past business practice, in or as a result of the normal and ordinary course of business since the Interim Balance Sheet Date.

        For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

                3.1.10 Tax and Other Returns and Reports. Except as set forth on
        SCHEDULE 3.1.10, All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state of municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby. Except as set forth on SCHEDULE 3.1.10, all Taxes, including those without limitation which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid. Except as set forth on SCHEDULE 3.1.10, the accruals for Taxes contained in the Interim Balance Sheet are adequate to cover the tax liabilities of Seller with respect to the Business as of that date and include adequate provision for all deferred taxes, and, to the Knowledge of Seller, nothing has occurred subsequent to that date to make any of such accruals inadequate. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and, to the Knowledge of Seller, there are not pending tax examinations of or tax claims asserted against Seller or any of its assets or properties. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Seller. Seller has no knowledge of any basis for any additional assessment of any Taxes. Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Seller.

                3.1.11 Books of Account. The books, records and accounts of Seller maintained with respect to the Business materially accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business. Seller has not engaged in any material transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

                3.1.12 Existing Condition. Except as set forth on SCHEDULE 3.1.12, since the Interim Balance Sheet Date, Seller with respect to the Business has not:

                        (a) incurred any liabilities, other than liabilities
                incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

                        (b) sold, encumbered, assigned or transferred any assets
                or properties which would have been included in the Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice;

                        (c) created, incurred, assumed or guaranteed any
                indebtedness for money borrowed, or mortgaged, pledged or subjected any of its Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance or any nature whatsoever, except for Permitted Liens (hereinafter defined in Section 3.1.13);

                        (d) made or suffered any amendment or termination of any
                material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

                        (e) declared, set aside or paid any dividend or made or
                agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

                        (f) suffered any damage, destruction or loss, whether or
                not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or
                (ii) of any item or items carried on its books of account individually at more than $3,000.00, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

                        (g) suffered any material adverse change in its
                business, operations, assets, properties, prospects or condition (financial or otherwise);

                        (h) received notice or had knowledge of any actual or
                threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

                        (i) made commitments or agreements for capital
                expenditures or capital additions or betterments exceeding individually $3,000.00 except such as may be involved in ordinary repair, maintenance or replacement of its assets;

                        (j) increased the salaries or other compensation of, or
                made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

                        (k) changed any of the accounting principles followed by
                it or the methods of applying such principles; or

                        (l) entered into any transaction other than in the
                ordinary course of business consistent with past practice.

                3.1.13 Title to Properties. Seller has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which would be included in the Assets if the Closing took place on the date hereof, which it purports to own, including without limitation all properties and assets reflected in the Interim Balance Sheet (except for inventory sold since the date thereof in the ordinary course of business consistent with past practice) free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances, except for (i) liens disclosed in
        SCHEDULE 3.1.13, (ii) worker's, carrier's and materialman's liens, and
        (iii) liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or continued use of the properties they affect ("Permitted Liens").

                3.1.14 Condition of Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets which would be included in the Assets if the Closing took place on the date hereof are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller or necessary to the operation of the business of Seller, except for items disclosed on SCHEDULE 3.1.14 and for items of immaterial value.

                3.1.15 Compliance with Law; Authorizations. To the Knowledge of Seller, Seller has complied with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which Seller's business, operations, assets or properties is subject ("Regulations"), except where the failure to be in compliance with, or the violation of, any Regulation would not have a material adverse effect on the business and operations of Seller. Except as set forth on SCHEDULE 3.1.15, Seller owns, holds, possesses or lawfully uses in the operation of its business all material franchises, licenses, permits, easements, rights, applications, filings registrations and other authorizations from governmental authorities ("Authorizations") which are in any manner necessary for it to conduct its business as now conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the business of Seller. Except as set forth on SCHEDULE 3.1.15, Seller is not in material default, nor has it received any notice of any claim of default, with respect to any such Authorization. Except as set forth on SCHEDULE 3.1.15, no director, officer or greater than 10 percent shareholder of Seller, owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Seller owns, possesses or uses in the operation of the business of Seller as now conducted.

                3.1.16 Transactions With Affiliates. Except as set forth on
        SCHEDULE 3.1.16, no director, officer or greater than 10 percent shareholder of Seller, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was, at any time since January 1, 1999, a party to, or in any property which is or was, at any time since January 1, 1999, the subject of, any material contract, agreement or understanding, business arrangement or relationship with Seller.

                3.1.17 Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the Knowledge of Seller, threatened against Seller or which relates to the assets of Seller or the transactions contemplated by this Agreement. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may materially adversely affect Seller, its assets or the transactions contemplated hereby.

                3.1.18 Insurance. The assets, properties and operations of Seller are insured under various policies of general liability and other forms of insurance, all of which are described in SCHEDULE 3.1.18, which discloses for each policy the risks insured against, coverage limits, deductible amounts, all outstanding claims thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to the business and assets of Seller and all premiums to date have been paid in full. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance at any time since January 1, 2000. SCHEDULE 3.1.18 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business, assets and liabilities of Seller.

                3.1.19 Contracts and Commitments. Except as set forth on
        SCHEDULE 3.1.19, Seller is not a party to any written or oral:

                        (a) agreement, contract or commitment with any present
                or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Business;

                        (b) agreement, contract or commitment for the future
                purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Business involving in any one case $3,000.00 or more;

                        (c) agreement, contract or commitment to sell or supply
                products ("Goods Contracts") in connection with the Business involving in any one case $3,000.00 or more;

                        (d) agreement, contract or commitment relating to the
                Business not otherwise listed on the SCHEDULE and continuing over a period of more than six months from the date hereof or exceeding $3,000.00 in value;

                        (e) distribution, dealer, representative or sales agency
                agreement, contract or commitment relating to the Business;

                        (f) lease under which Seller is either lessor or lessee
                relating to the Assets or any property at which the Assets are located;

                        (g) note, debenture, bond, equipment trust agreement,
                letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Business;

                        (h) agreement, contract or commitment for any charitable
                or political contribution relating to the Business;

                        (i) commitment or agreement for any capital expenditure
                or leasehold improvement individually in excess of $3,000.00 relating to the Business;

                        (j) agreement, contract or commitment limiting or
                restraining Seller, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to the Knowledge of Seller, is any employee of Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment;

                        (k) license, franchise, distributorship or other
                agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by Seller in the conduct of the Business; or

                        (l) material agreement, contract or commitment relating
                to the Business not made in the ordinary course of business.

                Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed on SCHEDULE 3.1.19, or not required to be listed therein because of the amount thereof, under which Purchaser is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms; Seller is, and to the Knowledge of Seller all other parties thereto are, in material compliance with the provisions thereof; Seller is not, and to the Knowledge of Seller no other party thereto is, in material default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on
        SCHEDULE 3.1.19, no written or oral agreement, contract or commitment described therein requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

                Except as disclosed on SCHEDULE 3.1.19, each Goods Contract is in one of the forms attached to the SCHEDULE with only such changes thereto as are necessary to reflect applicable fees, products, and time periods and such other changes therein as do not materially affect the rights or obligations of Seller thereunder.

                3.1.20 Additional Information. SCHEDULE 3.1.20 contains accurate lists and summary descriptions of the following:

                        (a) all inventory, equipment and furniture and fixtures
                of Seller included in the Assets as of the Interim Balance Sheet Date, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its aggregate cost or original value and, with respect to the leased property as to which Seller is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

                        (b) all real property and interests in real property
                owned, leased or otherwise held by Seller in the conduct of the Business or upon which the Assets are located as of the Interim Balance Sheet Date, specifying which are owned and which are leased and, (i) with respect to the owned property, specifying its cost or original value, and (ii) with respect to the leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

                        (c) the name and address of every bank and other
                financial institution in which Seller or its affiliates maintain an account (whether checking, savings or otherwise), lock box or safe deposit box for the Business, and the account numbers and names of persons having signing authority or other access thereto;

                        (d) the names and titles of and current annual base
                salary or hourly rates for all employees of Seller engaged in the conduct of the Business, together with a statement of any other remuneration, whether in cash or kind, payable to each such person during the current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled; and

                        (e) all names under which Seller has conducted any
                business or which it has otherwise used in any material respect at any time since January 1, 1999.

                3.1.21 Labor Matters. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the business of Seller. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller.

                3.1.22 Employee Benefit Plans and Arrangements.

                        (a) Identification of Employee Benefit Plans. SCHEDULE
                3.1.22 contains a complete list of all employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored or maintained by the Seller. For the purposes hereof, the term "employee benefit plan" includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all employee pension benefit plans within the meaning of section 3(2) of ERISA. Each plan providing benefits which are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the plan in the SCHEDULE.

                        (b) Stock Options. Seller has adopted and maintains the
                StreamWorks International Inc. 1999 Stock Option Plan (the "Option Plan"), a copy of which has been provided to Purchaser.
                SCHEDULE 3.1.22 lists all outstanding and unexercised options granted under the Option Plan (the "Outstanding Options"), specifying the name of each optionee, the date on which each option was granted, the number of shares that may be purchased pursuant to each option and the exercise price at which each option is exercisable.

                3.1.23 Intellectual Property Matters. Except as set forth on
        SCHEDULE 3.1.23, Seller owns, is licensed or has rights to use all patents, trademarks, tradenames, service marks, copyrights, internet domain names, software, trade secrets, know-how and tangible or intangible proprietary information or materials that are used in the business of the Seller (the "Intellectual Property"), except where the failure to own or otherwise have such rights would not have a material adverse effect upon the business, assets, financial condition or operations of the Seller. Except as set forth on SCHEDULE 3.1.23, to the Knowledge of Seller, Seller does not infringe upon or unlawfully or wrongfully use any U.S. patent, trademark, tradename, service mark, copyright or internet domain names, or any trade secret owned or claimed by another. Except as set forth on SCHEDULE 3.1.23, Seller has not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, tradename, service mark, copyright, internet domain names or trade secret. Except as set forth on SCHEDULE 3.1.23, to the Knowledge of Seller, no present or former employee of Seller owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, internet domain names or in any application therefor, or in any trade secret, which Seller owns, possesses or uses in its operations as now or heretofore conducted. SCHEDULE 3.1.23 lists all confidentiality or non-disclosure agreements to which Seller or any of Seller's employees engaged in the Business is a party which relates to the Business.

                3.1.24 Web Site. For purposes of this Agreement, the "Web Site" means all materials and content (including computer software web site development utilities (whether in object or source code), HTML programming code, HTML script, HTML text, and graphic files) existing during the 24 hour period immediately prior to the Closing Date that Seller (including its employees and agents) created or that a third party created for Seller as "work for hire," that a contractor operates on behalf of Seller from its or its contractor's servers, and that has the internet protocol address "209.67.75.40" as of the date of this Agreement and corresponding domain name "(http://www.streamworks.org/)." "Web Site Documentation" means process documentation to facilitate Seller's maintenance of the Web Site, written for and delivered to Seller as "work for hire" prior to the date of this Agreement. Seller owns the Web Site and the Web Site Documentation, including United States copyrights in the Web Site and Web Site documentation, and to the Knowledge of Seller, the Web Site and Web Site Documentation do not infringe any U.S. patent, trademark, tradename, service mark, copyright or internet domain name, or misappropriate any trade secret, owned or claimed by any third party.

                3.1.25 Environmental Matters.

                        (a) To the Knowledge of Seller, Seller has obtained all
                permits, licenses and other authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                        (b) To the Knowledge of Seller, Seller is in full
                compliance in the conduct of the Business with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                        (c) Seller is not aware of, nor has Seller nor any of
                its subsidiaries received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                        (d) There is no civil, criminal or administrative
                action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the Knowledge of Seller, threatened against Seller in connection with the conduct of the Business relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                        (e) Seller agrees to cooperate with Purchaser in
                connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving Seller's business.

                3.1.26 Leased Property. With respect to the real property that is leased by Seller ("Leased Real Property"), which is identified on
        SCHEDULE 3.1.26 as being leased by Seller:

                        (a) Seller has delivered to Purchaser a true and
                complete copy of every lease and sublease to which Seller is a tenant or subtenant and which is not an Excluded Asset (the "Leases"), and each Lease is described on SCHEDULE 3.1.26 by listing the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by Seller with the landlord and sublandlord, if any, the monthly rental (including base and all additional rents), and whether Seller may assign the Lease to Purchaser (if the consent of the landlord and sublandlord is required for such an assignment, that should be set forth in the SCHEDULE);

                        (b) except as listed on SCHEDULE 3.1.26, each Lease is,
                and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended, and neither Seller nor, to the Knowledge of Seller, the landlord or sublandlord under any Lease, is in default under any of the Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease (except as described in Section 2.3 above); and

                        (c) at Closing, subject to Section 2.3 above, Seller
                shall assign to the Purchaser all right, title and interest of Seller in and to all Leases (and shall deliver to Purchaser original copies of all consents required for such assignments) and all security deposits made by Seller pursuant to any of the Leases, including, but not limited to, the security deposits listed on the SCHEDULE, together with all interest earned on such deposits.

                3.1.27 Availability of Documents. Seller has made available to Purchaser copies of all material documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, patents, trademarks, tradenames, service marks, copyrights and applications therefor listed in the Disclosure Schedules hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

                3.1.28 Assets. The Assets include all material rights and property necessary to the conduct of the Business by Purchaser in the manner it is presently conducted by Seller and no property excluded from the Assets under Section 1.1 hereof constitutes property or rights material to the Business.

                3.1.29 Restrictions. Seller is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Business after consummation of the transactions contemplated hereby.

                3.1.30 Conditions Affecting Seller. There is no material fact, development or threatened development with respect to the markets, products, services, clients, customers, facilities, computer software, data bases, personnel, vendors, suppliers, operations, assets or prospects of the Business which are known to Seller which would materially adversely affect the business, operations or prospects of Seller considered as a whole, other than such conditions as may affect the fishing industry or the economy generally. Seller has used its best efforts to keep available for Purchaser the services of the employees, agents, customers and suppliers of Seller active in the conduct of the Business. Seller does not have any reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

                3.1.31 Completeness of Disclosure. No representation or warranty by Seller in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

        3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

                3.2.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At Closing, Purchaser shall have qualified to do business as a foreign corporation in each state necessary for the operation of the Business and ownership of the Assets, except where the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of Purchaser.

                3.2.2 Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement and any other agreements, documents and instruments required to be delivered by Purchaser hereunder (collectively, the "Purchaser Documents"). The execution, delivery and performance of this Agreement and the Purchaser Documents by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been, and the

        Purchaser Documents will be, duly executed and delivered by Purchaser, and this Agreement constitutes, and the Purchaser Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

                3.2.3 Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement and the Purchaser Documents by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the charter documents or By-Laws of, or any securities issued by, Purchaser, or (d) any material provision of any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

                3.2.4 3M Public Reports; Financial Statements. Purchaser has delivered to Seller true and complete copies of, including all amendments thereto, the 3M Annual Report for the calendar year ended December 31, 1999, the annual report on Form 10-K for the year ended December 31, 1999, the quarterly reports on Form 10-Q for the quarters ended March 31, 2000 (collectively, the "3M Public Reports"). The consolidated financial statements of Purchaser contained in the 3M Public Reports present fairly the financial position of 3M and its consolidated subsidiaries at the respective dates of the balance sheet and the results of operations for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis. The 3M Public Reports do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

                3.2.5 3M Common Stock. The shares of 3M common voting stock to be issued and delivered by Purchaser pursuant to this Agreement have been duly authorized and will be, upon Closing, validly issued, fully paid, and nonassessable. On or before the effective date of any registration statement filed with the SEC covering any of the 3M shares to be issued hereunder, and in any event not more than one hundred eighty (180) days after the Closing Date, the 3M shares to be issued hereunder shall be listed for trading on the New York Stock Exchange, Pacific Stock Exchange, and Midwest Stock Exchange, and any other exchange on which the 3M common voting stock is then listed or quoted for trading.

        3.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period of 18 months (the "Survival Period"), except that representations and warranties contained in Section 3.1.10 and Section 3.1.25 shall survive until the expiration of any applicable federal or state statute of limitations. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

ARTICLE IV - INVESTMENT REPRESENTATIONS AND WARRANTIES

        4.1 Representations and Warranties by Seller. Seller represents and warrants to, and covenants with, the Purchaser that:

                (a) the Seller is an "accredited investor" as defined in Regulation D under the Securities Act and the Seller is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in acquiring the 3M Shares, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the 3M Shares;

                (b) the Seller will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the 3M Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder;

                (d) the Seller will notify the Purchaser immediately of any change in any information in this Section 4.1 until such time as the Seller has sold all of its 3M Shares or until the Purchaser is no longer required to keep the Registration Statement effective; and

                (e) the Seller, in connection with its decision to acquire the number of 3M Shares set forth in the Agreement, relied only upon the Purchaser's annual report on Form 10-K for the year ended December 31, 1999, the quarterly report on Form 10-Q for the quarter ended March 31, 2000 and the Current Reports on Form 8-K as filed by the Purchaser with the Securities and Exchange Commission (the "SEC Documents") and the representations and warranties of the Purchaser contained herein. Seller understands that its acquisition of the 3M Shares has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Seller's investment intent as expressed herein.

                (f) As defined in Rule 501(e) of Regulation D under the Securities Act, there are no more than 35 Shareholders of Seller that will be receiving the 3M Shares under the plan of reorganization referred to in Section 9.9 of the Agreement.

        4.2 Representations and Warranties by Shareholders of Seller. Seller will, as a condition to Closing, obtain from each shareholder of the Seller as of the Closing Date an investment representation with respect to the 3M Shares of common stock to be issued to Seller and distributed to such shareholder, substantially in the form of Exhibit G.

        4.3 Cooperation of Parties. In the event that any shareholder of Seller disposes of any of the 3M Shares pursuant to Rule 144 under the Act, 3M agrees to cooperate promptly in supplying information and taking steps to facilitate the lawful disposition of such shares under the Rule. Seller will use its best efforts to obtain from each shareholder of the Seller as of the Closing Date an agreement to promptly provide 3M with copies of all Forms 144 filed with the SEC, as well as such other information as 3M may reasonably require concerning the sale of 3M Shares by such shareholder.

ARTICLE V - 3M COMMON STOCK

        5.1 Rights. The 3M Shares to be issued to Seller shall have the rights, preferences, privileges, and restrictions set forth in 3M's Certificate of Incorporation and the provisions of Delaware law. Purchaser has provided a true and complete copy of the Certificate of Incorporation, and all amendments thereto, to Seller.

        5.2 Legend. Seller acknowledges that each certificate representing the 3M Shares shall be endorsed with the following legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITIION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

        5.3 Taxes on Transfer. Seller, and not Purchaser, shall be responsible for any taxes resulting from any transfer of the 3M Shares to the shareholders of Seller.

        5.4 Effective Registration Statement. Subject to Section 5.5 hereof, 3M shall file, within sixty (60) days following the Closing Date, a registration statement on Form S-3 with the Securities and Exchange Commission ("SEC") covering all of the 3M Shares issued pursuant to this Agreement (including, any 3M Shares held in the Escrow and any 3M Shares issued as payment of the Upwards Adjustment). It is understood that 3M cannot and does not warrant or represent that such registration statement filed with the SEC will be declared effective, but 3M agrees to use its best efforts to file all documents and to take all other reasonable steps possible in order to have such registration declared effective. 3M represents that it has filed a number of registration statements in the past, all of which have been subsequently declared effective by the SEC, and agrees that it will follow its normal procedure in connection with the filing of the subject registration statement and will make all reasonable changes in response to comments of the SEC so as to enable such registration statement to become effective. 3M further agrees that it will file post-effective amendments to such registration statement as are necessary to cause such registration statement to remain continuously effective for a period not exceeding the earliest of (i) the second anniversary of the Closing Date, or (ii) such time as all 3M Shares have been sold pursuant to a registration statement.

        5.5 Conditions to 3M's Obligation to File Registration Statement. 3M's obligation to file a registration statement shall, in all cases, be subject to the following provisions:

                (a) Any registration statement filed by 3M shall cover only the sale by selling stockholders in varying amounts from time to time, at prices then prevailing on a national securities exchange on which shares of 3M common stock are traded or in the so-called "third market."

                (b) In the event 3M does not meet the requirements for use of Form S-3 at the time of filing and is required to file a registration statement on a different form, the time for filing any registration statement shall be extended to one hundred eighty (180) days after the Closing Date rather than the time period specified in Section 9.05 hereof.

                (c) 3M shall have furnished, and Seller and/or its shareholders shall have agreed to furnish any and all agreements, consents, representations, etc. required of them by the SEC in connection with the filing or as a condition of having the subject registration statement declared effective.

                (d) 3M shall not be obligated to file any registration statement if 3M shall have delivered to Seller or each shareholder proposing to sell shares delivered pursuant to this Agreement an opinion of its counsel to the effect that the shares delivered pursuant to this Agreement may lawfully be sold to the public without registration under the Securities Act of 1933 and has delivered to its transfer agent instructions to register the transfer of any of the 3M Shares sold in reliance on such opinion.

                (e) 3M shall have the right to include in any such registration statement any of its securities which it or any holder or holders of its securities desire to register or to include the shares delivered pursuant to this Agreement in any registration statement filed or to be filed for other securities of 3M, provided that such inclusion does not unreasonably delay the effectiveness of the registration of said shares and provided further that such registration will continue in effect as provided in Section
        5.5 unless such requirement is waived by the security holders.

                (f) With respect to such registration statement, 3M shall bear the expense of all registration and qualification fees, state blue sky fees, fees of 3M outside counsel and independent public accountants, printing costs and the salaries and expenses of its employees, and all other costs of preparing and filing the registration statement and Seller or Seller's shareholders shall pay all attorneys fees for its counsel incurred as a part of such registration. 3M agrees to furnish Seller and its shareholders with such number of prospectuses or other documents incident to any such registration as may from time to time be reasonably requested.

                (g) 3M shall have received all necessary information from Seller or its shareholders, as applicable, for the filing of the Registration Statement.

        5.6 Reference to Shareholders. Any reference to shareholders contained in this Article V shall be deemed to include all shareholders of Seller.

ARTICLE VI - AGREEMENTS PENDING CLOSING

        6.1 Agreements of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Purchaser:

                6.1.1 Business in the Ordinary Course. The Business shall be conducted solely in the ordinary course consistent with past practice.

                6.1.2 Existing Condition. Seller shall not cause nor permit to occur any of the events or occurrences described in Section 3.1.12 hereof, except as set forth on SCHEDULE 3.1.12.

                6.1.3 Maintenance of Physical Assets. Seller shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice.

                6.1.4 Employees and Business Relations. Seller shall use its best efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business.

                6.1.5 Maintenance of Insurance. Seller shall notify Purchaser of any changes in the terms of the insurance policies and binders referred to on SCHEDULE 3.1.18 hereto.

                6.1.6 Compliance with Laws, etc. Seller shall comply with all laws, ordinances, rules, regulations and orders applicable to the Business, or Seller's operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Business or the Assets.

                6.1.7 Update Schedules. Seller shall promptly disclose to Purchaser any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the schedules hereto for the purposes of Article V hereof, unless Purchaser shall have consented thereto in writing.

                6.1.8 Conduct of Business. Seller shall use its best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true in all material respects, except as specifically contemplated by this Article VI, as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Purchaser and use its best efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date.

                6.1.9 Sale of Assets; Negotiations. Seller shall not, directly or indirectly, sell or encumber all or any part of the Assets, other than in the ordinary course of the Business consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Seller shall not provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of business.

                6.1.10 Access. Seller shall give to Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Business, including without limitation the Interim Balance Sheet, as Purchaser shall desire to make, provided that such investigation shall not unreasonably interfere with Seller's business operations. Furthermore, Seller shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Assets as Purchaser may request from time to time at reasonable times during Seller's normal hours of operations.

                6.1.11 Press Releases. Except as required by applicable law, Seller shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Purchaser, which approval shall not be unreasonably withheld.

        6.2 Agreements of Purchaser Pending the Closing. Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Seller:

                6.2.1 Actions of Purchaser. Purchaser will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, Purchaser shall cooperate with Seller and use its best efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date.

                6.2.2 Confidentiality. Unless and until the Closing has been consummated, Purchaser will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to Purchaser in connection with this Agreement with respect to the Business using the same standard of care to protect such confidential data or information as is used to protect Purchaser's confidential information. If the transactions contemplated by this Agreement are not consummated, Purchaser agrees that it shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to Purchaser by Seller and that contain any such confidential data or information. The obligations set forth in this
        Section 6.2.2 are in addition to and do not supersede the parties obligations in the non-disclosure agreement between Seller and Purchaser, dated November 5, 1999, which agreement shall survive Closing or termination of this Agreement.

                6.2.3 Press Releases. Except as required by applicable law, Purchaser will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld.

ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING

        7.1 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                7.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered by Seller to Purchaser pursuant to the provisions hereof shall have been true on the date hereof without regard to any schedule updates furnished by Seller after the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                7.1.2 Compliance with this Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with or by them prior to or at the Closing.

                7.1.3 Closing Certificate. Purchaser shall have received a certificate from Seller dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 7.1.1 and 7.1.2 hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required with respect to it or the Business by Section 7.1.6 hereof.

                7.1.4 Opinions of Counsel for Seller. Cairncross & Hempelmann, P.S., counsel for Seller, shall have delivered to Purchaser a written opinion, dated the Closing Date, in the form of Exhibit B hereto with only such changes as shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.

                7.1.5 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                7.1.6 Consents and Approvals. Except for consents required by the terms of the contracts, commitments or agreements listed in SCHEDULE
        3.1.19 or SCHEDULE 3.1.25 hereto, the holders of any indebtedness of Seller, the lessors or lessees of any real or personal property or assets leased by Seller, the parties (other than Seller) to any contract, commitment or agreement to which Seller is a party or subject, any governmental or regulatory official, body or authority or any other person which owns or has authority to grant any franchise and any governmental, judicial or regulatory official, body or authority having jurisdiction over Seller or Purchaser to the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval.

                7.1.7 Material Adverse Changes. The business operations, assets, properties or prospects of the Business shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence.

                7.1.8 Escrow Agreement. Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit A hereto.

                7.1.9 Key Employee/Non-Compete Arrangements. Each of the employees of the Business listed in SCHEDULE 7.1.9 hereto shall have executed and delivered an agreement substantially in the form of Exhibit C hereto.

                7.1.10 Consulting Agreements. Each of the persons formerly employed by the Business listed in SCHEDULE 7.1.10 shall have executed and delivered an agreement substantially in the form of Exhibit D hereto.

                7.1.11 Non-Compete Agreements. Each of the persons formerly employed by the Business listed in SCHEDULE 7.1.11 shall have executed and delivered an agreement substantially in the form of Exhibit E hereto.

                7.1.12 Stock Options. Seller shall have amended its Option Plan to eliminate any requirement that Purchaser assume or issue replacement options for the Outstanding Options in connection with the transaction contemplated by this Agreement. Seller shall have caused each of the Outstanding Options to be exercised and satisfied in full on or prior to the Closing Date, and shall have obtained from each option holder a release of all claims with respect to such Outstanding Options (which release shall include Purchaser as one of the parties intended to be protected thereby).

                7.1.13 Distribution Agreement with Rainy's Flies. Purchaser shall have entered into a distribution agreement with Rainy's Flies and Supplies, Inc. to be effective upon Closing.

                7.1.14 Investment Representation Letters. Seller shall provide a certificate as to investment representations substantially in the form of Exhibit G from each shareholder of Seller as of the Closing Date.

        7.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                7.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any list, certificate or document delivered by Purchaser to Seller pursuant to the provisions hereof shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                7.2.2 Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with or by it prior to or at the Closing.

                7.2.3 Closing Certificates. Seller shall have received a certificate from Purchaser dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in Sections 7.2.1 and 7.2.2 hereof have been fulfilled.

                7.2.4 Opinions of Counsel for Purchaser. Kimberly Price, counsel for Purchaser, shall have delivered to Seller a written opinion, dated the Closing Date, in the form of Exhibit F hereto with only such changes as shall be in form and substance reasonably satisfactory to Seller and its counsel.

                7.2.5 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                7.2.6 Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit A.

                7.2.7 Key Employee/Non-Compete Arrangements. Each of the employees of the Business listed in SCHEDULE 7.1.9 hereto shall have executed and delivered an agreement substantially in the form of Exhibit C hereto.

                7.2.8 Consulting. Each of the persons formerly employed by the Business listed in SCHEDULE 7.1.10 shall have executed and delivered an agreement substantially in the form of Exhibit D hereto.

                7.2.9 Non-Compete Agreements. Each of the persons formerly employed by the Business listed in SCHEDULE 7.1.11 shall have executed and delivered an agreement substantially in the form of Exhibit E hereto.

                7.2.10 Intellectual Property Assignments. Seller shall have executed assignments, acceptable to Purchaser, assigning all rights, title and interest in all intellectual property listed on any SCHEDULE to this Agreement to Minnesota Mining and Manufacturing Company or such other entity as Purchaser may direct. The assignments will be in a form suitable for recordation in the U.S. Patent and Trademark Office, as reasonably determined by Purchaser, and in counterpart institutions in other jurisdictions where there is intellectual property as listed on any SCHEDULE to this Agreement. Without further consideration, Seller agrees to execute any and all further documents to effect transfer of all intellectual property rights to Minnesota Mining and Manufacturing Company or such other entity as Purchaser may direct.

                7.2.11 Distribution Agreement with Rainy's Flies. Purchaser shall have entered into a distribution agreement with Rainy's Flies and Supplies, Inc. to be effective upon Closing.

ARTICLE VIII - INDEMNIFICATION

        8.1 General Indemnification Obligation of Seller. From and after the Closing, Seller will reimburse, indemnify and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of:

                (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

                        (i) any and all liabilities and obligations of Seller of
                any nature whatsoever, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to this Agreement;

                        (ii) any and all actions, suits, claims, or legal,
                administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Party that relate to Seller or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Purchaser specifically assumes pursuant to this Agreement; or

                        (iii) any misrepresentation, breach of warranty or
                nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

                (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.1.

        8.2 General Indemnification Obligation of Purchaser. From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Seller and its successors or assigns (an "Indemnified Seller Party") against and in respect of:

                (a) Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                        (i) any and all liabilities and obligations of Seller
                which have been specifically assumed by Purchaser to this Agreement;

                        (ii) any and all actions, suits, claims, or legal,
                administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to Purchaser or the Business in which the principal event giving rise thereto occurred on or after the Closing Date or which result from or arise out of any action or inaction on or after the Closing Date of Purchaser or any director, officer, employee, agent, representative or subcontractor of Purchaser; or

                        (iii) any misrepresentation, breach of warranty or
                non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

                (b) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.2.

        8.3 Limitations on Liability.

                (a) Neither party shall be required to indemnify the other under this Article VIII unless and until the aggregate amount of all such claims against such party exceeds $50,000 (the "Threshold Amount"), and, if such claims exceed the Threshold Amount, the party shall be entitled to recover all of its losses, damages and costs up to, including and over the Threshold Amount.

                (b) Seller's liability, on the one hand, and Purchaser's liability, on the other hand, under this Article 10 shall be limited to
        (i) an amount equal to 15 percent of the Purchase Price for any Claim Notice (as defined in Section 8.4 below) made prior to the Adjustment Date and (ii) an amount equal to ten percent of the Purchase Price for any Claim Notice made on or following the Adjustment Date; provided, however, there shall be no limitation on liability for claims for fraud or intentional misrepresentation.

        8.4 Method of Asserting Claims, Etc. In the event that any claim or demand for which Seller would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify Seller of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Seller shall have ten days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Purchaser Party, (A) whether or not it disputes the liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Purchaser Party against such claim or demand.

                (a) If Seller disputes its liability with respect to such claim or demand or the amount thereof (whether or not Seller desires to defend the Indemnified Purchaser Party against such claim or demand as provided in paragraphs (b) and (c) below), such dispute shall be resolved in accordance with Section 8.6 hereof. Pending the resolution of any dispute by Seller of its liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of the Indemnified Purchaser Party.

                (b) In the event that Seller notifies the Indemnified Purchaser Parties within the Notice Period that it desires to defend the Indemnified Purchaser Party against such claim or demand then, except as hereinafter provided, Seller shall have the right to defend the Indemnified Purchaser Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of Indemnified Purchaser Party becoming subject to liability for any other matter; provided, however, Seller shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance satisfactory to the Indemnified Purchaser Party, as the case may be, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Purchaser Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Purchaser Party, including without limitation the administration of the tax returns and responsibilities under the tax laws of any Indemnified Purchaser Party, the Indemnified Purchaser Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of Seller hereunder; provided, however, that the Indemnified Purchaser Party shall not settle any such claim or demand without the prior written consent of Seller which consent shall not be unreasonably withheld. If the Indemnified Purchaser Party should elect to exercise such right, Seller shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

                (c) (i) If Seller elects not to defend the Indemnified Purchaser Party against such claim or demand, whether by not giving the Indemnified Purchaser Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by Seller or by the Indemnified Purchaser Party (but none of the Indemnified Purchaser Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Seller hereunder, unless Seller shall have disputed its liability to the Indemnified Purchaser Party hereunder, as provided in (a) above, in which event such dispute shall be resolved as provided in Section 8.6 hereof.

                        (ii) In the event an Indemnified Purchaser Party should
                have a claim against Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Seller. If Seller disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 8.6 hereof; if Seller does not notify the Indemnified Purchaser Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Seller hereunder.

                (d) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Seller Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Seller."

        8.5 Payment.

                (a) Upon the determination of the liability under Section 8.4 or
        8.6 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance here, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to setoff the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement, the Seller's Documents or the Purchaser's Documents. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

                (b) Notwithstanding the foregoing, any sums due by Seller pursuant to this Section 8.5 shall first be setoff against the 3M Shares (or any proceeds from the 3M Shares) held in the Escrow. For purposes of this Article VIII, the 3M Shares shall be valued at the Per Share Value.

        8.6 Dispute Resolution.

                (a) All disputes under this Section 8.6 shall first be attempted to be settled as provided herein. Should there develop any dispute, either party may, by written notice to the other party or parties, request that such dispute be referred to the Division Vice President of Home Care Division of Purchaser and Robert L. Caldwell, President of Seller, who shall negotiate in good faith to attempt to promptly resolve the dispute. No settlement reached under this Section 8.6(a) shall be binding on the parties until reduced to a writing signed by the parties.

                (b) Should the procedure outlined in Section 8.6(a) fail to bring about a resolution of each dispute within 30 days following the giving of the notice referred to therein, either party may commence a civil action in a court of appropriate jurisdiction in accordance with this Agreement to solve disputes hereunder.

        8.7 Compliance with Bulk Sales Laws. Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.

        8.8 Time and Manner of Claims. Neither Seller nor Purchaser shall have any liability under this Article VIII, unless a claim for which indemnification is sought is asserted by the party seeking indemnification by written notice to the party from whom indemnification is sought within the Survival Period setting forth, if practicable, a good faith estimate of the amount thereof and the basis therefor. Notwithstanding anything to the contrary herein, if the Closing occurs, neither Purchaser nor Seller shall have liability to the other (for indemnification or otherwise) for its breach of or noncompliance with any covenant, agreement or obligation to the extent required to be performed or complied with prior to the Closing Date and to the extent the other party has actual knowledge of such breach or noncompliance on the Closing Date and has expressly waived such breach or noncompliance in writing.

ARTICLE IX - POST CLOSING MATTERS

        9.1 Employee Benefits.

                (a) Except as otherwise specifically provided in this Section 9.1, Seller shall pay directly to each employee of the Business that portion of all benefits which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and Purchaser shall assume no liability therefor. Except as otherwise specifically provided in Section 9.1(c) no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements (other than as specified in the following subsections) shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by Seller therefor shall be paid by Seller within the time allowable by the terms of such plan and applicable laws.

                (b) Except as noted in the last sentence of this Section 9.1(b), Seller will remain responsible for complying with all applicable COBRA continuation coverage requirements (as described in section 4980B of the Internal Revenue Code (the "Code") and section 601 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) following the Closing Date with respect to all current and former employees of the Business (and their eligible family members). In order to do so, Seller will continue to maintain or cause its existing group health plan to continue to be maintained for its remaining eligible employees following the Closing Date and at least through August 31, 2000. Only with respect to those employees of the Business identified in SCHEDULE 9.1(b) (and their eligible family members), Purchaser will ensure that all applicable COBRA continuation coverage requirements (as described in section 4980B of the Code and section 601 of ERISA) are met following August 31, 2000.

                (c) On or immediately following the Closing Date, Seller will
        (i) transfer to Purchaser the cash value of the accrued and unused vacation benefits of the Transferred Employees (defined in Section 9.1(d) below), and (ii) provide Purchaser with a list of the Transferred Employees and the cash value of their unused vacation benefits transferred to Purchaser. Upon receipt of such cash transfer, Purchaser will cause its vacation program to permit the Transferred Employees to receive paid vacation benefits equal to the number of days of unused vacation benefits for which it received the cash transfer from Seller.

                (d) As of the Closing Date, Purchaser will offer employment at compensation levels at least equal to those being paid by Seller to those of Seller's employees presently engaged in the Business and listed in SCHEDULE 9.1(d); provided, however, that Purchaser shall not be required to hire and Seller will continue the employment of those employees of the Business who are absent from work due to disability on the Closing Date. Those employees of Seller who accept employment with Purchaser pursuant to the provisions of Section 9.1 will be referred to as "Transferred Employees." With the exception of its defined benefit pension plan and retiree medical plans, Purchaser will cause each of its pension and welfare benefits plans to recognize all of the service that the Transferred Employees completed with Seller for purposes of determining their eligibility to participate in, and eligibility for benefits under, such plans. Purchaser's defined benefit pension plan and retiree medical plans will immediately recognize all of the Transferred Employees' service with Seller for purposes of eligibility to participate, and will recognize such service for purposes of eligibility for and accrual of benefits over time in accordance with the provisions of such plans.

                (e) With the exception of Section 9.1(a), this Section 9.1 shall apply only to employees of the United States Business.

        9.2 Non-Solicitation. As of the Closing Date, Purchaser shall offer employment to, and Seller shall use its best efforts to assist Purchaser in employing as new employees of Purchaser, all persons presently engaged in the Business who are identified by Purchaser prior to the Closing Date. Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Transferred Employees. Until the second anniversary of the Closing Date, Seller will not directly or indirectly solicit or offer employment to any Transferred Employee (i) who is then an employee of Purchaser, or (ii) who has terminated such employment without the consent of Purchaser within 180 days of such solicitation or offer, and Purchaser will not directly or indirectly solicit or offer employment to any person who, after the Closing Date is then an employee of Seller or who has terminated such employment without the consent of Seller within 180 days of such solicitation or offer.

        9.3 Discharge of Business Obligations. From and after the Closing Date Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Business.

        9.4 Maintenance of Books and Records. Each of Seller and Purchaser shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date, except that certain tax records shall be preserved until the eighth anniversary. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors and representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

        9.5 Payments Received. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

        9.6 Use of Name. From and after the Closing Date, Seller will sign such consents and take such other action as Purchaser shall reasonably request, at Purchaser's sole expense, in order to permit Purchaser to use the name "StreamWorks" and variants thereof. From and after the Closing Date, Seller will not itself use the name "StreamWorks" or any names similar thereto or variants thereof.

        9.7 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time, and at Purchaser's sole expense, to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements.

        9.8 Covenant Not to Compete. Each of Seller and the individuals identified in SCHEDULE 7.1.11, and each of their affiliates, agrees that for a period of three (3) years after the Closing Date that they will not, individually or collectively, directly or indirectly, own, manage, operate, join or assist (as an employee, independent contractor, consultant or the like) any business, regardless of the form of such business (e.g., corporate, partnership, proprietorship or otherwise) engaged in the manufacture, distribution or sale of any product that is the same as, competitive with, or a replacement or substitute for, any product that constituted any part of the Business; provided, however, that the foregoing shall not prevent the individuals listed in SCHEDULE
7.1.11 from engaging in the retail sale (but not the manufacture or non-retail distribution) of fly fishing related products. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 9.8 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

        9.9 Distribution of 3M Common Stock. Except for the Escrow Shares, Seller will, as promptly as practicable after the Closing Date, distribute to a liquidation trust (the "Trust") in exchange for and in complete cancellation and redemption of the outstanding shares of Seller the 3M Shares received by Seller pursuant to this Agreement, pursuant to the plan of reorganization of which this Agreement is a part. The beneficial interests in the Trust shall be allocated among the shareholders of Seller based proportionately upon their ownership of Seller shares at Closing. Seller will dissolve and wind up its affairs as soon as practicable after the completion of such distribution to the Trust.

        9.10 Compliance with Income Tax Regulations. Purchaser and Seller each agree to comply with the information reporting requirements of Treasury Regulationsss.1.368-3, to the extent applicable.

        9.11 Thailand Employees. As of the Closing Date, Purchaser will offer employment at compensation levels at least equal to those being paid by Seller to those of Seller's employees presently engaged in the Business and listed in
SCHEDULE 9.11.

ARTICLE X - MISCELLANEOUS

        10.1 Termination.

                (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                        (i) by mutual consent of Seller and Purchaser;

                        (ii) by Purchaser, (A) at any time if the
                representations and warranties of Seller contained in Section
                3.1 hereof were incorrect in any material respect when made or at any time thereafter, or (B) upon written notice to Seller given at any time after June 1, 2000 (or such later date as shall have been specified in a writing authorized on behalf of Seller and Purchaser) if all of the conditions precedent set forth in Section 7.1 hereof have not been met; or

                        (iii) by Seller, (A) at any time if the representations
                and warranties of Purchaser contained in Section 3.2 hereof were incorrect in any material respect when made or at any time thereafter, or (B) upon written notice to Purchaser given at any time after June 1, 2000 (or such later date as shall have been specified in a writing authorized on behalf of Seller and Purchaser) if all of the conditions precedent set forth in
                Section 7.2 hereof have not been met.

                (b) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 10.1, this Agreement (except for Section 6.2.2 which shall continue) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach by such party of a covenant hereunder in which event the party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement.

        10.2 Brokers' and Finders' Fees.

                (a) Seller represents and warrants to Purchaser that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any such person.

                (b) Purchaser represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or agreements with or any such person.

        10.3 Sales, Transfer and Documentary Taxes, etc. Purchaser shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on Seller or Purchaser and Purchaser shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

        10.4 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

        10.5 Contents of Agreement; Parties in Interest; etc. This Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

        10.6 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, the parties agree that Purchaser may assign its rights to the intellectual property rights under this Agreement to 3M Innovative Properties Company. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

        10.7 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

        10.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:

        If to Purchaser, to:

                 Minnesota Mining and Manufacturing Company
                 Home Care Division
                 Building 223-4NE-13
                 3M Center
                 St. Paul, MN 55144

                 Attention: Division Vice President

        With a required copy to:

                 Office of General Counsel
                 Minnesota Mining and Manufacturing Company
                 P.O. Box 33428
                 St. Paul, Minnesota 55133
                 Attention: John J. Ursu
                               Senior Vice President
                               Legal Affairs

        If to Seller, to:

                 1500 Westlake Ave. N., Suite 118
                 Seattle, Washington 98109
                 Attention: Robert L. Caldwell

        With a required copy to:

                 Cairncross & Hempelmann, P.S.
                 701 Fifth Avenue, 70th Floor
                 Bank of America Tower
                 Seattle, Washington 98104
                 Attention: Timothy M. Woodland, Esq.

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

        10.9 Delaware Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware.

        10.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, the other Indemnified Parties, and their shareholders, heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

        10.11 Headings, Gender and "Person." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

        10.12 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

        10.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.14 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

ATTEST:                                     MINNESOTA MINING AND
                                            MANUFACTURING COMPANY


By:________________________                 By:___________________________

Its:_______________________                 Its:___________________________


ATTEST:                                     STREAMWORKS INTERNATIONAL, INC.


By:  ________________________                By:  ____________________________
     James P. Chamberlin                          Robert L. Caldwell
     Secretary                                    President

                                    EXHIBITS
                                       TO
                           ASSETS PURCHASE AGREEMENTS


Exhibit A     Form of Escrow Agreement

Exhibit B     Opinion of Counsel for Seller

Exhibit C     Form of Key Employee/Non-Compete Agreement

Exhibit D     Form of Consulting Agreement

Exhibit E     Form of Non-Compete Agreement

Exhibit F     Opinion of Counsel for Purchaser

Exhibit G     Certificate of Investment Representations

                                    SCHEDULES
                                       TO
                           ASSETS PURCHASE AGREEMENTS


Schedule 1.1.1(a)    Tangible Personal Property
Schedule 1.1.1(c) Prepaid Items, Unbilled Costs and Fees, and Accounts, Notes and Other Receivables
Schedule 1.1.1(d)    Supplies, Inventory and Office and Other Supplies
Schedule 1.1.1(f)    Intellectual Property Rights
Schedule 1.1.1(h)    Computer Software

Schedule 1.1.2(d)    Excluded Assets

Schedule 1.3.3       Allocation of Purchase Price

Schedule 1.5         True-Up Procedures

Schedule 3.1.1       Corporate Existence
Schedule 3.1.3       No Interest in Other Entities
Schedule 3.1.4       Validity of Contemplated Transactions
Schedule 3.1.6       Financial Statements
Schedule 3.1.8       Inventory
Schedule 3.1.9       Absence of Undisclosed Liabilities
Schedule 3.1.10      Tax and Other Returns and Reports
Schedule 3.1.12      Existing Condition
Schedule 3.1.13      Title to Properties
Schedule 3.1.14      Condition of Tangible Assets
Schedule 3.1.15      Compliance with Law; Authorizations
Schedule 3.1.16      Transactions with Affiliates
Schedule 3.1.18      Insurance
Schedule 3.1.19      Contracts and Commitments
Schedule 3.1.20      Additional Information
Schedule 3.1.22      Employee Benefit Plans and Arrangements
Schedule 3.1.23      Intellectual Property Matters
Schedule 3.1.26      Leased Property

Schedule 7.1.9       Key Employees
Schedule 7.1.10      Consultants
Schedule 7.1.11      Non-Competes

Schedule 9.1(b)      COBRA Continuation Coverage
Schedule 9.1(d)      Transferred Employees
Schedule 9.11        Thailand Employees